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Exhibit 5      Legal Opinion and Consent


MICHAEL J. MORRISON
ATTORNEY AND COUNSELOR AT LAW
1495 RIDGEVIEW DRIVE, SUITE 220
RENO, NV 89509
(775) 827-6300
FAX (775) 827-6311
E-MAIL MORRISONLAW@PYRAMID.NET
WEBSITE: WWW.VENTURELAWUSA.COM

January 4, 2005



C A Networks, Inc.
111 S. Mulberry St., Suite 201
Elizabethtown, KY 42701

    RE: Form SB-2 Registration statement for 30,000,000 Shares of Common Stock

Dear Officers and Directors:

I have acted as counsel to C A Networks, Inc. (the "Company") in connection with the registration of 30,000,000 Shares of the Company's Common Stock, pursuant to a Registration Statement on Form SB-2 (the "Registration Statement"). You have requested my opinion as to certain matters in connection with said Registration Statement.

In my capacity as counsel to the Company, I have examined and am familiar with the originals or copies, the authenticity of which have been established to my satisfaction, of all documents, corporate records and other instruments I have deemed necessary to express the opinions hereinafter set forth.

Based on the foregoing, and upon consideration of applicable law, it is my opinion that the 30,000,000 Shares to be registered by the Company are duly authorized and, when paid for and issued in the offering, will be validly issued, fully paid and non-assessable. This opinion is based on Wyoming law, including the Wyoming Constitution, all applicable provisions of Wyoming statutes, and reported judicial decisions interpreting those laws.

Furthermore, I consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of my name in such Registration Statement, and the Prospectus included therein, under the heading "Legal Matters".

                                             Very truly yours,

                                             /S/ Michael J. Morrison

                                             Michael J. Morrison, Esq.